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                 March 30, 2021

       Darren Jamison
       Chief Executive Officer
       Capstone Turbine Corporation
       16640 Stagg Street
       Van Nuys, CA 91406

                                                        Re: Capstone Turbine
Corporation
                                                            Registration
Statement on Form S-3
                                                            Filed March 22,
2021
                                                            File No. 333-254547

       Dear Mr. Jamison:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Matthew Derby, Staff Attorney, at (202) 551-3334 or Larry Spirgel,
       Office Chief, at (202) 551-3815 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology